Exhibit 19.1

Genworth Financial, Inc.

Insider Trading Policy

Federal and state securities laws prohibit company directors, officers and other employees from purchasing or selling securities of any company, including Genworth Financial, Inc. and any of its publicly traded subsidiaries (“Genworth”), if they are aware of material non-public information (“Inside Information”). Additionally, companies and individual directors, officers and other supervisory personnel may have “controlling person” liability if they fail to take reasonable steps to prevent insider trading by company personnel. The authorities enforce these laws vigorously, and penalties for violations are severe.

We believe that the key to preventing securities trading violations is to educate all of our directors, officers and other employees about the insider trading laws and to have in place and to enforce a clear and effective policy against insider trading that applies to all of our personnel. Further, we believe that it is important to have in place and to enforce certain additional procedures for directors, executive officers and other specified employees.

Accordingly, we have adopted this Insider Trading Policy (this “Policy”), which sets forth the framework and certain policies for trading by directors, officers and employees of Genworth.

I.	Genworth Code of Ethics

The Genworth Code of Ethics, Integrity First, sets forth the policy foundation for this Policy. The policy and requirements established by the Code of Ethics are set forth below.

Policy Overview

Genworth is committed to the principle of fair and open markets for publicly traded securities throughout the world — markets where everyone has an equal chance to succeed. This Policy establishes standards of conduct for employees and others who may obtain material or price-sensitive non-public information (inside information) through their work for Genworth. Insider trading, insider dealing and stock tipping are criminal offenses in most countries where Genworth does business. The requirements of this policy include full compliance with the laws prohibiting insider trading, insider dealing and stock tipping.

Insider trading or dealing means personally buying or selling stock or other securities of any company while in possession of Inside Information. Inside Information includes material non-public information that a reasonable investor is likely to consider important in making an investment decision and includes any non-public information that could affect a company’s stock price or other securities that you may become aware of through your work with Genworth. Stock tipping means disclosing Inside Information about a company — for example, to a relative, colleague or friend — to enable that person to buy or sell stock or other securities of the company on the basis of such information. This policy sets forth guidelines designed to avoid even the appearance of insider trading, insider dealing or tipping. It is not meant to restrict the freedom of employees to make appropriate personal investments, or Genworth’s right to legitimately use and disclose Inside Information in the ordinary conduct of its business.

Core Requirements

•	Never buy or sell the stock or other securities of any company while you have Inside Information.

•	Never recommend or suggest that anyone else buy, sell, or retain the stock or other securities of any company while you have Inside Information.

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You must not disclose Inside Information to anyone outside Genworth (including family members), except when such disclosure is needed to enable Genworth to carry on its business properly and effectively, and appropriate steps have been taken by Genworth to prevent the misuse of the information. You are urged to consult with Company legal counsel to determine if such disclosure is needed and is being undertaken in an appropriate manner.

•	Only disclose Inside Information within Genworth in the ordinary course of business and when you have no reason to believe the information will be misused.

What to Watch Out For

•	Learn how to identify Inside Information.

•	Inside Information may relate to Genworth or any other company, including, but not limited to Genworth’s suppliers, customers or other business partners.

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Inside Information may be non-public information about anything that could affect a company’s stock price, including, but not limited to a pending merger, acquisition, disposition or joint venture; a substantial contract award or termination; a major lawsuit or claim; a significant cybersecurity incident; an earnings announcement or change in dividend policy; a significant product development; the gain or loss of a significant customer or supplier; or the filing of a bankruptcy petition.

•	Any non-public information about a company that would influence your own decision to buy or sell any company’s stock or other securities probably is Inside Information.

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Information is considered to be non-public unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information. You should presume that information is non-public, unless you can point to an official release of that information through (i) a Form 8-K or other publicly available filing with the U.S. Securities and Exchange Commission; (ii) an issuance of press releases or reporting via major newswire or news publication; and/or (iii) a website posting in compliance with Regulation FD.

Trading tips probably are Inside Information if there is any indication that the information may originally have come from someone with Inside Information.

II.	Scope of Policy

This Policy applies to you, your family members who reside with you, anyone else who lives in your household, family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities), and certain other affiliated trusts, partnerships and other entities. Please advise your personal stockbroker, financial advisor and family members of these requirements.

This Policy continues to apply even after you have terminated employment with, or cease to be a director of, Genworth.

Special Note for Members of Genworth’s Investment Group and Registered Investment Advisor Subsidiaries: Employees working in Genworth’s Investment Group or one of Genworth’s registered investment advisor subsidiaries are subject to additional policies and procedures adopted by those groups in addition to the requirements set forth in this Policy.

Special Note for Genworth Employees Working Outside of the United States: In addition to the requirements set forth in this Policy, employees working outside of the United States may be subject to additional policies and procedures which shall be separately communicated to all such affected employees.

III.	Additional Requirements Applicable to Statutory Insiders

The following requirements apply only to “Statutory Insiders” (including all directors, executive officers and Genworth’s Principal Accounting Officer). If applicable, please advise your personal stock broker and financial advisor of these requirements.

A. Window Periods Applicable to All Statutory Insiders

Statutory Insiders may conduct a “Genworth securities transaction” only during a quarterly “window” period.

A “Genworth securities transaction” includes any purchase or sale of Genworth securities, exercises of a stock option or stock appreciation right (regardless of whether payment of the exercise price is made in cash, by delivery or withholding of Genworth securities, broker-assisted market sales, or any other “cashless exercise” arrangement), tax withholding elections involving Genworth stock-based awards (including restricted stock units), gifts (charitable or otherwise) of Genworth securities, elections to participate in, or increases in the level of participation in a dividend reinvestment plan, elective account transfers under the 401(k) plan that involve the Genworth stock fund, and loans from your 401(k) plan account if it involves the Genworth stock fund. For purposes of this Policy, “Genworth securities” include common stock, preferred stock, debt instruments (including bonds), options, warrants and any other investment instrument issued by Genworth or any of its subsidiaries (including its publicly-traded subsidiaries) which offers evidence of debt or equity.

Generally, quarterly “window” periods begin on the third trading day after Genworth Financial, Inc. issues its quarterly earnings press release and last until the close of trading on the 10th day of the third month of the fiscal quarter in which the earnings are released. Statutory Insiders will be advised in advance of the dates of each quarterly “window” period. You should be aware that sometimes the scheduled quarterly “window” will not be available for Genworth securities transactions, for example, if Inside Information about Genworth exists during that time.

All Statutory Insiders are also required to obtain pre-clearance for each Genworth securities transaction. See Section III.B below regarding the pre-clearance procedures for Statutory Insiders.

B. Pre-Clearance for All Statutory Insiders

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), all “Statutory Insiders” are subject to special rules regarding their “direct and indirect” holdings.1 As a result, to ensure compliance with applicable securities laws, including prohibitions on insider trading, Statutory Insiders must obtain prior approval from the General Counsel, the Corporate Secretary or the Chief Securities Counsel before they make any changes in their direct or indirect holdings of Genworth securities. This requirement applies to all Genworth securities transactions.

NOTE: If otherwise permitted by the Genworth 401(k) plan, Statutory Insiders must obtain prior approval to BEGIN to allocate money to the Genworth stock fund in the Genworth 401(k) plan. After the initial prior approval, Statutory Insiders can continue to allocate money to the Genworth stock fund on the same basis as approved without additional prior approvals. However, additional approvals must be obtained prior to making any CHANGES that affect the Genworth stock fund portion of the 401(k) plan. In addition, Statutory Insiders must obtain prior approval to take LOANS from a 401(k) plan account if it includes Genworth stock.

C. Prohibition on Publicly Traded Options, Hedging and Pledging Transactions

Buying or selling options (puts or calls) on Genworth securities is, in effect, a bet on the short-term movement of the securities. If a Statutory Insider were to engage in such transactions, it could create the appearance that the person is trading based on Inside Information. Transactions in options may also focus the person’s attention on short-term performance at the expense of Genworth’s long-term objectives. Accordingly, Statutory Insiders may not engage in transactions in puts, calls or other derivatives relating to Genworth securities on an exchange or in any other organized market.

In addition, certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds, would allow a Statutory Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, he or she may no longer have the same objectives as Genworth’s other stockholders. Therefore, Statutory Insiders may not engage in any of these types of hedging or monetization transactions.

Further, securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Genworth securities.

[1]	The meaning of “direct and indirect” holdings is discussed in detail in the annual memos provided to directors and executive officers at the beginning of each fiscal year.

Statutory Insiders are prohibited from holding Genworth securities in a margin account or otherwise pledging Genworth securities as collateral for a loan.

IV.	Additional Requirements Applicable to Covered Persons

The following requirements apply only to “Covered Persons.” For purposes of this Policy, “Covered Persons” include:

•	all members of Genworth’s Executive Council; and

•	such other persons identified from time to time by Genworth’s General Counsel.

Covered Persons should advise their personal stockbrokers and financial advisors of the applicable requirements and restrictions set forth in this Policy.

A. Window Periods Applicable to All Covered Persons

Covered Persons may conduct a “Genworth securities transaction” only during a quarterly “window” period.

A “Genworth securities transaction” includes any purchase or sale of Genworth securities, exercises of a stock option or stock appreciation right (regardless of whether payment of the exercise price is made in cash, by delivery or withholding of Genworth securities, broker-assisted market sales, or any other “cashless exercise” arrangement), tax withholding elections involving Genworth stock-based awards (including restricted stock units), gifts (charitable or otherwise) of Genworth securities, elections to participate in, or increases in the level of participation in a dividend reinvestment plan, elective account transfers under the 401(k) plan that involve the Genworth stock fund, and loans from your 401(k) plan account if it involves the Genworth stock fund. For purposes of this Policy, “Genworth securities” include common stock, preferred stock, debt instruments (including bonds), options, warrants and any other investment instrument issued by Genworth or any of its subsidiaries (including its publicly-traded subsidiaries) which offers evidence of debt or equity.

Generally, quarterly “window” periods begin on the third trading day after Genworth issues its quarterly earnings press release and last until the close of trading on the 10th day of the third month of the fiscal quarter in which the earnings are released. Covered Persons are required to verify that the “window” is open prior to initiating any Genworth securities transaction. You should be aware that sometimes the scheduled quarterly “window” will not be available for Genworth securities transactions, for example, if Inside Information about Genworth exists during that time.

All Covered Persons are required to obtain pre-verification for each Genworth securities transaction. See Section IV.B below regarding the pre-verification procedures for Covered Persons.

B. Pre-Verification for All Covered Persons

Prior to initiating any Genworth securities transaction, Covered Persons must verify that: (1) they are aware of the requirements of this Policy and that all Genworth securities transactions are in full compliance with the laws prohibiting insider trading, insider dealing and stock tipping and (2) the window is open. Covered Persons are required to complete the pre-verification process online by following the instructions at http://tradingstatus.genworth.com. In the event the website is unavailable, Covered Persons may telephone any of the persons listed in Section VII, below.

For transactions in securities of any publicly traded Genworth subsidiary, Covered Persons must also pre-verify by contacting the General Counsel of that subsidiary.

V.	Automatic Exercise of Stock Options and Stock Appreciation Rights at the Time of Expiration

The automatic exercise of a stock option or stock appreciation right at the time of the award’s regular expiration date (i.e., expiration at the end of the award’s term but not an earlier expiration resulting from termination of employment or otherwise) pursuant to the relevant terms in the applicable award agreement or any amendments thereto is not subject to the prohibition on trading on the basis of Inside Information contained in this Policy or to the restrictions set forth above relating to window periods and pre-clearance procedures. However, any shares acquired via automatic exercise remain subject to the prohibitions, restrictions and procedures outlined in this Policy.

VI.	Exception for SEC Rule 10b5-1 Plans

Trades in Genworth’s securities otherwise covered by this Policy that are executed pursuant to a Rule 10b5-1 plan are not subject to the prohibition on trading on the basis of Inside Information contained in this Policy or to the restrictions set forth above relating to window periods and pre-clearance procedures.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a Rule 10b5-1 plan must be entered into (and amended) while a person is not aware of Inside Information and may only be entered into (or amended) during a window period. Once the plan is adopted, he or she must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

Genworth requires that all Rule 10b5-1 plans adopted by Statutory Insiders and Covered Persons be approved in writing in advance by Genworth’s Chief Securities Counsel. Rule 10b5-1 plans should follow the Guidelines set forth in Exhibit A.

VII.	Legal Department Contacts

If you have any questions regarding this Policy and its application to you, please contact any of the following:

Gregg Karawan

Executive Vice President and General Counsel

Mike McCullough

Senior Vice President and Corporate Secretary

David Kurzawa

Chief Securities Counsel

Exhibit A

Genworth Financial, Inc.

Guidelines Regarding SEC Rule 10b5-1 Plans

As provided in the Genworth Financial, Inc. Insider Trading Policy prior to entering into a Rule 10b5-1 plan (“Trading Plan”), all directors, executive officers and Genworth’s Controller (“Statutory Insiders”), and all members of Genworth’s Executive Council who are not Statutory Insiders and such other persons identified from time to time by Genworth’s General Counsel (“Covered Persons”), must obtain prior written approval of such plan by Genworth’s Chief Securities Counsel.

Genworth has adopted the following guidelines regarding Trading Plans entered into by Statutory Insiders or Covered Persons (collectively referred to herein as “insiders”). Genworth’s Chief Securities Counsel will interpret and administer these guidelines. Trading Plans, and any amendments or terminations thereof must comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), these guidelines and Genworth’s Insider Trading Policy.

•	Fidelity. Only Trading Plans adopted with Fidelity or one of its affiliates or subsidiaries (“Fidelity”) are permissible.

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Cooling-Off Period. Trades under a Trading Plan for Statutory Insiders should not be executed until the later of (i) ninety (90) calendar days after the date of adoption or (ii) two (2) business days following the filing of Genworth’s Form 10-Q or Form 10-K, as applicable, relating to the fiscal quarter in which the Trading Plan was adopted, and in no event later than one hundred twenty (120) calendar days after adoption of the Trading Plan. Trades under a Trading Plan for Covered Persons should not be executed until at least thirty (30) days following the insider’s adoption of such Trading Plan. The trading schedule for the Trading Plan should reflect such cooling-off periods.

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Plan Suspension. In the event a lock-up period is imposed on certain insiders, the insider shall provide notice to Fidelity to suspend transactions under his or her Trading Plan to the extent required to comply with the terms of the lock-up. Further, a Trading Plan must provide for suspension of trades under such plan, in whole or in part as appropriate, if legal, regulatory or contractual restrictions or suspensions are imposed on the insider, or if other events occur that would prohibit sales or purchases under such Trading Plan.

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Good Faith Requirement and Certification. A Trading Plan must be entered into (or amended) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the insider must act in good faith for the duration of the Trading Plan. Any Trading Plan for a Statutory Insider must include a representation in the plan certifying that that he or she is (i) entering into the Trading Plan or amendment in good faith, as the case may be, and will act in good faith for the duration of the Trading Plan, and not as a part of a plan or scheme to evade prohibitions against insider trading and (ii) not in possession of material non-public information about Genworth or its securities.

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Amendments of a Trading Plan. The prior written permission of the Chief Securities Counsel is required in order to amend a Trading Plan. In addition, the insider must deliver a fully executed copy of the amended Trading Plan to the Chief Securities Counsel within five (5) business days of amending such plan. Any amendment to a Trading Plan that modifies the amount, price, or timing of the purchase or sale of securities will constitute a termination of the Trading Plan and the adoption of a new Trading Plan. Consequently, such amended Trading Plan must comply with all requirements set forth in these Guidelines, including the cooling-off periods described above.

•	Termination by Genworth. Upon the request of Genworth, the insider shall provide notice to Fidelity to terminate his or her Trading Plan upon the occurrence of any of the following events:

•	the filing of a bankruptcy petition by Genworth;

•	the date on which there is a public announcement of a public offering or tender or exchange offer with respect to Genworth’s stock;

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the date on which there is a public announcement that Genworth is the target of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of Genworth, as a result of which the shares of Genworth stock will be converted into shares of stock of another company, cash or other property; or

•	any legal, regulatory or contractual restrictions applicable to Genworth and/or its insiders.

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Termination by Insider. A Trading Plan may be terminated by the insider at any time with prior written notice to the Chief Securities Counsel. An insider that terminates a Trading Plan prior to its stated duration shall not trade in Genworth securities (including pursuant to a new Trading Plan) until the later of (i) the next “window” under the Insider Trading Policy or (ii) 90 calendar days following such termination; provided, however, that any trades following such termination must comply with the Insider Trading Policy, including restrictions related to the “window” periods (as discussed therein). Any new Trading Plan shall be subject to the cooling-off periods described above.

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Single Trade Plans. The insider shall comply with the requirements of Rule 10b5-1(c)(1)(ii)(E), as amended, which generally provides that insiders are limited to one “single-trade plan” in any consecutive 12-month period. A “single-trade plan” is generally one which is designed to effect an open-market sale (or purchase) of the total amount of the securities subject to the plan in a single transaction. For example, a Trading Plan will not be treated as a single-trade plan if (i) it gives the insider’s agent discretion over whether to execute the Trading Plan as a single transaction or (ii) it does not give the insider’s agent discretion but provides that such agent’s future acts will depend on events or data not known at the time the Trading Plan is entered into, and it is reasonably foreseeable at the time the Trading Plan is entered into that the Trading Plan might result in multiple trades.

•	Multiple or Overlapping Trading Plans. Multiple or overlapping Trading Plans are prohibited, subject to certain exceptions, including:

•	A Trading Plan providing for an eligible sell-to-cover transaction shall not be considered an outstanding or additional Trading Plan under Rule 10b5-1; or

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An insider adopting a new Trading Plan to replace an existing Trading Plan before the scheduled termination date of such existing Trading Plan so long as the first scheduled trade under the new Trading Plan does not occur prior to the last scheduled trade(s) of the existing Trading Plan and otherwise complies with these Guidelines and conditions under Rule 10b5-1, including the cooling-off periods described above.